AMENDMENT AGREEMENT No. 2
TO THE COMMITTED FACILITY AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of April 1, 2016 to the Committed Facility Agreement, dated as of March 3, 2014 (as amended from time to time, the “Agreement”) between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Guggenheim Credit Allocation Fund (“Customer”).

WHEREAS, the parties hereto desire to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.	Amendment to Section 9 “Facility Termination Event” Definition

Section 13(d)(v) of the Agreement is hereby replaced in its entirety with the following language:

“v.	the asset coverage for all borrowing constituting “senior securities” (as defined for purposes of Section 18 of the 1940 Act) of Customer fails to comply with the minimum required by Section 18 of the 1940 Act or such other minimum percentage as may be approved by U.S. governmental authorities from time to time under applicable U.S. securities law, including any exemptive relief granted to Customer by the Securities and Exchange Commission (the “SEC”) or any regulatory or interpretative guidance by SEC staff (whether generally or specifically to Customer, provided that for purposes of this provision, such minimum percentage cannot be lower than 200%;”

2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment, except to the extent that such representations specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

3.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
(b)
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(Signature page follows.)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC. /s/ Jeffrey Lowe Name: Jeffrey Lowe Title: Managing Director /s/ JP Muir Name: JP Muir Title: Managing Director	GUGGENHEIM CREDIT ALLOCATION FUND /s/ John L. Sullivan Name: John L. Sullivan Title: Chief Financing Officer

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